Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals Reports FOURTH quarter
financial results and provides business update

BERKELEY HEIGHTS, NJ, April 2, 2025 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), a biopharmaceutical company developing innovative medicines, today announced fourth quarter financial results and provided a business update.

“As part of Cyclacel’s efforts to reduce operating costs, it has determined to focus on the development of plogosertib, a polo-like kinase 1 (PLK 1) inhibitor for treatment of advanced cancers and hematological malignancies, which we acquired on March 10, 2025, from Cyclacel Limited, our wholly-owned subsidiary that is currently in liquidation,” said Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer and Executive Director. “Our new, alternative salt, oral formulation of plogosertib with improved bioavailability is under development.”

“The commencement of the liquidation of Cyclacel Limited means that the Company will no longer have control over Cyclacel Limited and its financial results will be deconsolidated from those of the Company; as a result, the Company anticipates a significant decrease to research and development expenses for the year ended December 31, 2025 as we focus on our plogosertib clinical program and have no expenditures related to fadraciclib,” said Kiu Cu Seng, Chief Financial Officer. “The deconsolidation of Cyclacel Limited, which is anticipated to increase stockholders’ equity by approximately $5.0 million, will be reported in the Company’s Form 10-Q for the three months ended March 31, 2025.”

Financial Highlights

As of December 31, 2024, pro forma cash and cash equivalents totaled $7.2 million, including $4.1 million of equity financing received after the end of the year. Cash and cash equivalents as of December 31, 2024, totaled $3.1 million, compared to $3.4 million as of December 31, 2023. Net cash used in operating activities was $8.0 million for the twelve months ended December 31, 2024 compared to $16.1 million for the same period of 2023. The Company estimates that its available cash, including the equity financing of $4.1 million, will fund currently planned activities into the second quarter of 2025.

Research and development (R&D) expenses were $0.9 million and $6.7 million for the three months and year ended December 31, 2024, as compared to $3.5 million and $19.2 million for the same period in 2023. R&D expenses relating to fadraciclib were $0.8 million and $5.0 million for the three months and year ended December 31, 2024, as compared to $2.7 million and $13.4 million for the same period in 2023 due to decrease in clinical trial and other non-clinical expenditures. R&D expenses related to plogosertib were $0.1 million and $1.6 million for the three months and year ended December 31, 2024, as compared to $0.7 million and $5.0 million for the same period in 2023 due to decrease in clinical trial and other non-clinical expenditures.

General and administrative expenses for the three months and year ended December 31, 2024, were $0.9 million and $5.4 million, compared to $1.9 million and $6.7 million for the same period of the previous year due to a decrease in stock compensation and professional and corporate fees.

Total other income, net, for the three months and year ended December 31, 2024, were an expense of $30,000 and income of $10,000, compared to an expense of $333,000 and $98,000 for the same period of the previous year, due to foreign exchange movements.

United Kingdom research & development tax credits for the three months and year ended December 31, 2024 were a debit of $1.2 million and a credit of 0.8 million compared to credits $0.4 million and $3.0 million for the same period of the previous year and are directly correlated to qualifying research and development expenditure.

Net loss for the three months and year ended December 31, 2024, was $3.0 million and $11.2 million (including stock based compensation expense of $0.1 million and $0.6 million respectively), compared to $5.3 million and $22.6 million (including stock based compensation expense of $0.3 million and $1.5 million respectively) for the same period in 2023.

Board and Committee Appointments

On April 2, 2025, coinciding with the effective time of the previously announced resignations of Avraham Ben-Tzvi and David Natan, as independent directors, the Company appointed Ms. Inigo Angel Laurduraj and Dr. Satis Waran Nair Krishnan, as independent directors, on the Company’s board of directors (the “Board”) to fill the vacancies.

Dr. Satis Waran Nair Krishnan (age 39) is a Medical Doctor at Centric Health in Drogheda, County Louth, Ireland. Dr. Krishnan is a highly experienced practitioner originally from Malaysia. Dr. Krishnan joined Centric Health in Ireland September 2023. Prior to that, from 2010 to August 2023, Dr. Krishnan was a Doctor in the public health field for the Ministry of Health Malaysia, With a decade of practice in Malaysia and training in Dermatology from the Association of Family Physicians of Malaysia (AFPM) and the Institute of Dermatology in Bangkok, Thailand, Dr. Krishnan brings a wealth of expertise to our team. Dr. Nair is proficient in English, Russian and Ukrainian, he is dedicated to providing patient-centered care and promoting overall well-being. Dr. Krishnan received his medical degree in 2010 and Professional Diploma of General Dermatology in 2023.

Inigo Angel Laurduraj (age 40) brings extensive audit and accounting services to the Company over her 20 years in that industry. Ms. Laurduraj served as a Senior Accounting Manager at IOI Oleochemicals Sdn. Bhd., an edible oil refining and oleochemicals company for 11 years from 2007 through 2018. Prior to that, she served from 2005 through 2005 as an Auditor for Moore Stephens (now Moore Global), a global firm operating in 114 countries specializing in accounting and finance services, audit and assurance, fund services, private client services, corporate services, and tax services. Ms. Laurduraj earned an Association of Chartered Certified Accountants (ACCA) in 2015 and a Bachelors of Arts in Accounting in 2014.

In connection with Ms. Laurduraj and Dr. Krishnan’s appointment, as well as the Board’s recent appointment of Mr. Kwang Fock Chong as independent director, on April 2, 2025, the Board also approved the following committee appointments:

●	Audit Committee -- Kwang Fock Chong (Chair); Inigo Angel Laurduraj; and Dr. Satis Waran Nair Krishnan

●	Compensation Committee -- Inigo Angel Laurduraj (Chair); Kwang Fock Chong; nd Dr. Satis Waran Nair Krishnan

●	Governance Committee -- Dr. Satis Waran Nair Krishnan (Chair), Kwang Fock Chong and Inigo Angel Laurduraj

The Company wishes to express its gratitude to the departing directors for their dedicated service and their support of Cyclacel’s eﬀorts to serve the unmet medical needs of cancer patients.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, epigenetics and mitosis biology. The epigenetic/anti-mitotic program is evaluating plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel’s strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, Cyclacel’s future plans and prospects, Cyclacel’s anticipated cash runway and the planned timing of data results and continued development of plogosertib. Factors that may cause actual results to differ materially include market and other conditions, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements, although no assurance to that effect can be given. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cyclacel Pharmaceuticals, Inc.

Datuk Dr. Doris Wong Sing Ee

Chief Executive Officer

Tel: (908) 517-7330

Email: doris@cyclacel.com

© Copyright 2025 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

SOURCE:

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In $000s, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues:
Collaboration and research and development revenue	-	31	43	420
Revenues	$-	$31	$43	$420

Operating expenses:
Research and development	880	3,519	6,655	19,155
General and administrative	946	1,873	5,392	6,718
Total operating expenses	1,826	5,392	12,047	25,873
Operating loss	(1,826)	(5,361)	(12,004)	(25,453)
Other income (expense):
Foreign exchange gains (losses)	(60)	(355)	(54)	(414)
Interest income	30	23	12	266
Other income, net	-	(1)	52	50
Total other income (expense), net	(30)	(333)	10	(98)
Loss before taxes	(1,856)	(5,694)	(11,994)	(25,551)
Income tax benefit	(1,194)	422	782	2,996
Net loss	(3,050)	(5,272)	(11,212)	(22,555)
Dividend on convertible exchangeable preferred shares	-	(50)	-	(201)
Net loss applicable to common shareholders	$(3,050)	$(5,322)	$(11,212)	$(22,756)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(0.33)	$(6.16)	$(2.09)	$(26.75)

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEET

(In $000s, except share, per share, and liquidation preference amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,137	$3,378
Prepaid expenses and other current assets	537	4,066
Total current assets	3,674	7,444

Property and equipment, net	3	9
Right-of-use lease asset	5	93
Non-current deposits	412	1,259
Total assets	$4,094	$8,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,599	$3,543
Accrued and other current liabilities	1,669	4,618
Total current liabilities	6,268	8,161
Lease liability	-	37
Total liabilities	6,268	8,198
Stockholders’ equity	(2,174)	607
Total liabilities and stockholders’ equity	$4,094	$8,805

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